Exhibit 10.11

CONFIDENTIAL

EXECUTION VERSION

MIDDLE/BACK OFFICE SERVICES AGREEMENT

This MIDDLE/BACK OFFICE SERVICES AGREEMENT (the “Agreement”) is entered into as of this 27th day of January 2011, by and between

1.	GlobeOp Financial Services LLC[1], a limited liability company organized under the laws of the State of Delaware (the “Service Provider”),

2.	KMP Futures Fund I LLC, a limited liability company organized under the laws of the State of Delaware (the “Fund”); and

3.

Kenmar Preferred Investments Corp., a corporation organized under the laws of the State of Delaware that is registered as an investment adviser with the U.S. Securities and Exchange Commission (“SEC”) and as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) (the “Managing Member”) in connection with its investment services for Fund;

WHEREAS, the Managing Member wishes to engage the Service Provider to perform certain services specified in Schedule A hereto (“Schedule A”); and

WHEREAS, the Service Provider is willing to provide such certain services under the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1)

Appointment. The Managing Member hereby appoints the Service Provider to provide certain services set forth in Schedule A in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Service Provider hereby accepts such appointment.

2)	Nature of Services; Delivery of Information to the Service Provider.

a)

Provided that the Service Provider receives all information necessary to enable it to do so and subject to applicable law and the terms and conditions of this Agreement, the Service Provider shall perform the duties and functions in connection with the activities of the Managing Member and/or the Fund as are set forth on Schedule A.

b)

The Managing Member hereby agrees, and covenants in the future for such time as this Agreement is in effect, to deliver, and cause its or their, as the case may be, agents, prime brokers, counterparts, brokers, counsel, advisors, auditors, clearing agents, trading advisor, and any other similar entity or other agents (together, “Clearers and Counterparties”), to deliver to the Service Provider as specified by this Agreement or as otherwise instructed and on a timely basis, all information and documentation necessary (including, but not limited to accurate and complete information about all of the

[1]

GlobeOp, GFS and GlobeOp’s “G” logo are registered trademarks and service marks (“GlobeOp Marks”) of GlobeOp Financial Services LLC or its affiliates (collectively, “GlobeOp”). In addition, the website, www.globeop.com, and all content, trademarks, service marks, trade names and logos used herein are proprietary to GlobeOp or its licensors or agents. All other product or company names herein are trade and/or service marks of their respective owners.

Managing Member’s and or Trading Advisor’s transactions on behalf of the Fund and all of their Clearers and Counterparties) to enable the Service Provider to perform its duties and provide the services contemplated to be performed by the Service Provider hereunder. This obligation of the Managing Member shall include, but not be limited to (1) completing and amending, as necessary, summary valuation source and time reports (e.g. approved pricing sources, tolerance limits and pricing logic rules), (2) complying with the Managing Member’s and Fund’s requirements as set forth in the Service Provider’s Client Information Package (the “Client Package”) (e.g. documents related to the implementation phase such as bank account opening documents and certificates of authority) as in effect at such time (provided that any such effective Client Package has been delivered, and is reasonably acceptable, to the Fund), (3) providing all content and language requirements, if any, that arise based on the Managing Member’s or the Fund’s (and/or its or their affiliates’) regulatory status which apply to reports or other expected communications, if any, that the Service Provider will be providing on behalf of the Managing Member or the Fund to third parties, (4) informing of any data retention or similar requirements, if any, that the Managing Member or the Fund’ (and/or its or their affiliates) requires based on its or their regulatory requirements that differ from the Service Provider’s Data and Back Up Policy, and (5) having investors in the Fund(s) deliver to the Service Provider proper documentation, including certain signed tax forms, that are necessary for the Service Provider to process subscriptions from and redemptions to the investors.

3)	Fees.

a)

Services Fee. As compensation for the performance by the Service Provider of services set forth on Schedule A (reports developed by the Service Provider as required by Appendix A, are not subject to a separate charge) after the date on which, in the case when the Fund are existing funds, the Managing Member commences communicating trade information to the Service Provider (1 April 2011 with a live date of 1 May 2011) (the “Parallel Date”) or, in the case when the Fund will be a newly-launched fund, the Fund closea on investment moneys and commence business (the “Launch Date”), the Fund shall pay on a monthly basis the Service Provider by wire transfer to the account specified by the Service Provider as set forth in Section 3(d) below, a services fee equal to the portion of the sum of the product of the applicable columns and rows in the fee table (“Fee Table #1”) set forth below:

Fee Table #1

Beginning NAV (“BNAV”) (in US Dollars (“USD”)): The BNAV being determined as per the NAV cycle listed in Schedule B.	Charge for Infrastructure Support (Middle/Back Office) Services (Basis Points Per Annum):
Amount up to USD 2 Billion	6 basis points
Amount greater than USD 2 billion up to USD 2.5 billion	6 basis points
Amount greater than USD 2.5 billion up to USD 3 billion	6 basis points
Amount greater than USD 3 billion	5.5 basis points

(or, if the Service Provider later offers additional services and the parties hereto agree in writing that such additional services shall be offered hereunder, the sum of such amounts plus such additional agreed fee) (the “Services Fee”), payable monthly; provided that the Fund and all other funds managed by the Managing Member and its affiliates shall, in the aggregate, collectively pay the Service Provider an amount of not less than USD 83,333.33 per month (the equivalent of US$1mm per year, which is the annual minimum) (by way of services fees aggregated under (i) this Agreement and (ii) the Administrative Services Agreement between the Service Provider or GlobeOp Financial Services (Cayman) Limited and the Fund dated on or about the date hereof (the “Kenmar Administrative Agreement”) and together with this Agreement, the “Kenmar Agreements”) , (iii) the Administrative Services Agreements between the Service Provider and its affiliates and other funds managed by the Managing Member and its affiliates and (iv) the Middle/Back Office Services Agreements between the Service Provider and its affiliates and the Managing Member and its affiliates). If such amount is below the USD $83,333.33 per month, then the Service Provider shall promptly notify Kenmar, and request Kenmar to provide the allocation of any shortfall amongst the funds utilizing the Service Provider during that period. The Service Provider shall then, issue billing to the Fund for the shortfall as per the allocation provided by Kenmar. If no shortfall exists, then the Service Provider shall promptly notify Kenmar in writing each month as confirmation that the relationship exceeds the minimum monthly billing of US$83,333.33.

Fees are to be charged at the Master Fund Level, and for any feeder fund or feeder client (each, a “Feeder Fund”), no fees will be applied if the Feeder Funds are fully invested in the Master Fund. For any Feeder Fund that invests a portion of their NAV in any Master Fund, then the billable amount from the Service Provider shall exclude the Feeder Funds investments in Master Funds.). In the event that the Fund is materially restructured following the commencement of this Agreement, the Service Provider shall charge the Fund as agreed upon between the Fund and the Service Provider for the reconfiguration of its technological systems to reflect such restructuring. The term “NAV” shall mean the higher of (1) the Notional Fund Value or (2) the net asset value of a Fund which is determined based on the sum or sums of the starting net asset value of a Fund determined as of the end of the last month before such month period commences, minus any investor redemptions or investor withdrawals at or about such month-end, plus any investor investments, reinvestments, deposits or other contributions at or near the commencement of such new month, stated in US Dollars. The term “Notional Fund Value” which is the amount designated in writing to the Trading Advisor by the Managing Member and which the Managing Member’s or Trading Advisor’s management fee is calculated.

i)

All OTC Derivative trades shall be charged to and paid for by the Fund as detailed in the OTC fee table (“Fee Table #2”) set forth below, payable monthly in arrears, and shall be separate from the Services Fees calculated under Fee Table #1 or the minimum Monthly Services Fee set out above.

Fee Table #2

OTC Derivative Transaction Fees[2]

(Average number of open positions each month and monthly trade volumes will be calculated on the last day of each month)

[The Fund shall be charged for all trades and positions.] [The Fund shall have a threshold

of      trades and      average positions per month. The Fund shall be charged for all trades and positions in excess of these thresholds.]

Trades Per Month	Cost Per Trade (new trades, assignments, terminations, partial terminations)	Monthly Cost Per Open Position
1 to 100	USD 160	USD 40
101 to 500	USD 100	USD 30
501 to 1,000	USD 80	USD 20
Greater than 1,000	USD 40	USD 12

1.	Services Charges.

i)

In the event that the Managing Member requests that the Service Provider convert the file format that the Managing Member exports to the Service Provider’s trade file format, then the Service Provider shall charge a fee of USD 100 per work hour. However, work done prior to the live date of May 1, 2010 will not be charged.

ii)

In the event that the Managing Member requests that the Service Provider create and export a custom data extract to a third party that is not listed in Schedule D (e.g. a risk service provider), then the Service Provider shall charge the Fund a one-time only fee of USD 2,500 and a recurring charge of USD 500 per month for down-loads each Business Day.

iv)

In the event that the Managing Member requires the Service Provider to create customized reports (i.e. reports that are not readily available through the Online Application Processor (“OLAP”) report writer), the Service Provider shall charge the

[2]

For purposes of the OTC Derivative Transaction Fee Charges, the fees shall apply to CDS, IRS, Swaptions, Cap/Floor, FRA, Equity Swap, Equity OTC Option, Bond OTC Option and Fx OTC Option and shall not include Bonds, MBS/ABS, Equities, Warrants, Futures, Exchange Traded Options, Fx Spot, Fx Forward, Fx Swap, Repos, Sec lending, Cash Flows, Interest At Maturity (IAM) Deals. “Simple” OTC Trades will include single currency Interest Rate Swaps and any other OTC product that will be confirmed via DTCC or Swaps Wire and/or affirmed via TZero. “Moderate” OTC Trades will include OTC Bond Options. Any other product would be defined as “Illiquid” or “Complex” OTC transactions and a twenty-five percent (25%) premium will apply to Fee Table #2 above. The formula for calculating the total Monthly Services Fee by factoring the 25% premium for Complex positions shall be T = S + (0.25 x C x S), as follows:

S =	Simple Bill as calculated by applying fees in Fee Table #2 to 100% of the trade and position volumes
C =	Complex Percentage of Portfolio (if C is different for trades and open positions, then the Service Provider shall apply this formula separately for both)
T =	Total Bill.

Fund at the rate of USD 100 per work hour and for any materials purchased in order to perform such service.

vi)

In the event that the Managing Member requires the Service Provider to provide authorized users with access to the GoBook™ reporting platform (the “GoBook Platform”), then the relevant parties shall enter into a separate agreement. The Service Provider will not charge the Managing Member or the Fund any fees pursuant to a separate GoBook™ Secure Website Access Agreement.

vii)

In the event that the Managing Member requires the Service Provider or any affiliate to provide value-added services such as GoMoney, Currenex, Instinet, T-Zero, BondVision, or any future service developed by the Service Provider or an affiliate, then the relevant parties shall enter into a separate agreement and the Managing Member or the Fund(s), as the case may be, shall pay the then-current charges and fees pursuant to such service.

viii)

In the event that the Managing Member requires a straight-through connection to Bloomberg AIMS, then the Service Provider shall charge USD 300 per month for this service. These fees will cover the cost of communications links between the Service Provider’s data centers and Bloomberg, as well as the servers that are dedicated to managing message queues.

ix)

In the event that the Managing Member or the Fund trades or invests in bank loans (the “Bank Loans”), the Service Provider will provide services to support loan-related activities including trade processing, settlement, and loan maintenance through the use of a bank loan processing system. The Service Provider will charge 3 basis points per annum of the face value of the loans calculated each month (e.g. 1/12 of the annual amount), not to exceed 2 basis points per annum of the NAV calculated each month (e.g. 1/12 of the annual amount). Loan pricing will be sourced through a third party pricing provider or, in the alternative, the Managing Member or the Fund will need to contract individually with a third party pricing provider. In the event that the Managing Member requests the third party pricing service, the Service Provider will charge the Managing Member at the then-current rates dependent on frequency of pricing (e.g. each Business Day, weekly or monthly). In addition the Service Provider shall charge for transaction and position fees for Bank Loans as set forth in the following Fee Table:

Fee Table #3

Bank Loan Transaction and Position Fees

If the NAV of a Fund is less than USD 100 million, then generally there would be no free trades or positions. If the NAV of a Fund is greater than USD 100 million and the trades are in excess of 10 per month and positions in excess of 10 per month (doubling every USD 100 million of NAV), then the Service Provider will charge pursuant to the fee table set forth herein below.

Trades Per Month	Cost Per Trade	Monthly Cost Per Open Position
1 to 100	USD 100	USD 60
101 to 500	USD 85	USD 50
Greater than 500	USD 75	USD 40

x)

The Managing Member shall notify the Service Provider of any mortgage to-be-allocated (“TBA”) assignments. TBA cost for delivery shall be USD 10 per transaction or “pool,” with a cap of USD 25,000 per cycle (each month). To clarify, if the Managing Member is long a TBA, and this results in, for example, 250 “pools” that need to be booked via a buy ticket for each, then the Service Provider shall charge the Managing Member in the amount of USD 2,500 (10 x 250).

xi)

In the event that the Managing Member requires the Service Provider to book trades manually, then the Service Provider shall charge approximately USD 15 per trade entry to USD 50 per trade entry depending on the complexity of the trade (e.g. a USD 50 charge per trade will be charged for complex instruments such as OTC derivatives, MBS/ABS and structured products). The trade will be subject to the cancel/correct charges set forth in sub-section 3(a)(2)(i) herein below if details of the trade provided to the Service Provider are incomplete or incorrect.

xii)

In the event that the Managing Member requests the Service Provider to develop a custom interface, perform any form of systems development, upgrade or additions not otherwise required to perform the services as set forth in Schedule A to this Agreement (collectively, “Custom Development Work”), then, if the Service Provider agrees to provide such Custom Development Work, the Fund shall pay the Service Provider reasonable additional fees that shall agreed upon in writing between the Managing Member and the Service Provider and shall be based on the nature and scope of such work, both one-time and recurring. Furthermore, the Fund agrees to pay (agreed upon in writing) any additional costs reasonably incurred by the Service Provider in performing such additional services. In the event that the parties agree in writing that the Service Provider shall perform Custom Development Work, the Fund agrees to pay USD 100 per individual work hour plus any reasonable costs associated with such Custom Development Work performed by the Service Provider. For the avoidance of doubt, the Service Provider does not intend to charge the Managing Member for developments that are designed to be universally beneficial to the Service Provider’s clients.

b)

Payment of Services Fee. The y Services Fee shall be paid by the tenth (10th) calendar day following receipt of the relevant invoice (or, if such day is not a day on which commercial banks are open for business in New York, New York, with holidays and weekends excepted (a “Business Day”), on the next succeeding Business Day).

c)

Payment of the Initial Services Fee; Partial Monthly Period. The initial Services Fee shall be due on the tenth (10th) calendar day following the Parallel Date or the Launch Date, as the case may be (or, if such day is not a Business Day, on the next succeeding Business Day). To the extent the initial Services Fee is payable for any partial month such as due to a partial month for the initial period, the amount of such fee payable shall be reduced pro rata based on the actual number of days.

d)

Payment. The Fund shall pay the Service Provider when due all fees, reimbursements or other amounts due hereunder by wire transfer of freely transferable US Dollars to the account that an authorized officer of the Service Provider has most recently conveyed to the relevant party in writing, which initially shall be the following account:

Bank:	Citibank, N.A.
1040 Boston Post Road
Rye, NY 10580
ABA:	021-000-089
A/C:	GlobeOp Financial Services LLC
A/C#:	114-88486.

e)

Withholdings. Any and all payments made to the Service Provider hereunder shall be made free and clear of, and without deduction for, any and all present and future taxes, levies, charges, setoffs, counterclaims, netting, or withholdings, and the Service Provider shall provide the Fund a completed Form W-8ECI.

4)	Adjustment of Services Fee or Reimbursable Expenses.

a)

Adjustment for Increased Services. The parties agree to renegotiate in good faith to increase the Services Fee if the nature of activities and services materially exceeds those contemplated by the parties at the time of execution hereof as evidenced by the Fund Profile Questionnaire prepared by the Managing Member for the relevant Fund(s) and submitted to the Service Provider, as well as the Schedule A attached hereto. To the extent that the Service Provider determines that the nature and/or level of services to be provided otherwise materially exceeds those contemplated by the parties hereto at the time at which this Agreement was entered into, then the Service Provider shall notify the Managing Member of such fact in writing (a) that it is observing increased activity and/or services, such as, for example, due to the complexities involved in the transactional activity or if the Managing Member wants the Service Provider to provide services for any fund or account other than the Fund, (b) explain the nature of the increased activity and/or services, and (c) state its related increase to the Services Fee due to such increased activity and/or services. Upon receipt of any such notice, the Managing Member may (i) within ten (10) Business Days, reduce its activities such that the increase will not continue and thus avoid the increased fee or (ii) accept the increased fee and continue the increased activity and/or services. If the Managing Member does not elect (i) or (ii) within thirty (30) calendar days of receiving such notice, then the increased fee issue shall become subject to the dispute resolution provisions set forth in Section 29 hereunder; and provided, further, that until such time as such dispute over the Services Fee is resolved, (i) the Service Provider shall not be obligated to provide any of such increased activities and/or services and (ii) the Managing Member shall be obligated to continue to pay the Service Provider the Services Fee as agreed to hereunder.

b)

New Clearer, Prime Broker or Product Type. If, after the Service Provider has commenced providing the services hereunder, the Managing Member wants to identify a new clearer, prime broker or similar entity with which it wants to transact after the start of this Agreement, and the Service Provider does not have a existing relationship (the list to be provided to the Managing Member by the Service Provider as requested) with the New Clearer / Prime Broker and or experience with the Product Type, then the Fund shall pay the Service Provider an additional one-time only charge of USD 5,000 for each such additional prime broker/custodial relationship. The Managing Member hereby agrees to provide the Service Provider at least twenty (20) calendar days’ advance written notice to enable the Service Provider to ascertain if it is receiving data in an acceptable electronic file format for reconciliation from the newly-identified entity. In addition, if the Managing Member wants to commence trading a new type of product (i.e., other than the specific product types that were included in the reports prepared during the parallel or pre-launch period), it hereby agrees to provide the Service Provider with twenty (20) calendar days’ advance written notice. With respect to new product-types, the Service Provider will endeavour to work with the Managing Member to help process such new product-types during such 20-day period, although the Managing Member acknowledges and agrees that the Service Provider’s ability to process and value such new product-type transactions during that period may be limited.

5)

Agents. A portion of the services provided hereunder may be performed for the Service Provider by agents selected by the Service Provider; provided that any such agents are selected in good faith and with reasonable care. No such delegation by the Service Provider shall relieve the Service Provider of any of its obligations under this Agreement. With respect to any activities performed by any agents selected by the Service Provider in connection with the services provided pursuant to Schedule A, the Service Provider agrees that the Managing Member has the same rights against the Service Provider under this Agreement in connection with such services as if such agent were the Service Provider. The Service Provider shall provide the Managing Member with written notice prior to the use of any agents and shall obtain the Managing Member’s prior written consent prior to the use of any agents that represent a material change from the Service Provider’s operations, which consent shall not be unreasonably withheld, delayed or conditioned.

6)	Expenses and Additional Services.

a)

General. The Service Provider shall be responsible for retaining, supervising and discharging, and paying the fees, charges and expenses of, its employees and agents (including, without limitation, accountants and attorneys) engaged by the Service Provider to perform any of the services set forth on Schedule A. If (1) the Service Provider and the Managing Member mutually agree that it is necessary or appropriate for the Service Provider to provide a service that is not listed on Schedule A, (2) the Service Provider is willing to provide such additional service directly or by an agent, and (3) the parties agree to a mutually acceptable increase to the Services Fee for such service and amend Section 3(a) and the Schedule A to reflect such terms, then the Fund shall promptly commence paying the increased Services Fee. In addition, the Fund shall reimburse the Service Provider for any reasonable, documented out-of-pocket expenses or costs incurred by the Service Provider on behalf of (or attributable to) the Managing Member, agreed upon in writing prior to approval by the Service Provider. The Service Provider acknowledges and agrees that the Managing Member shall not be responsible to reimburse expenses or costs arising from ordinary overhead and similar internal expenses (including, without limitation, expenses associated with salaries, rent and ordinary equipment not described in Section 6(b) below) incurred by the Service Provider.

b)

Technology and Infrastructure. The Managing Member understands and agrees that in the event that it decides to install the dedicated network system, it or the Fund will be obligated to pay all fees through the contract period required under the agreement between the Service Provider and the dedicated network system provider regardless of whether this Agreement is terminated for any reason. The Fund shall reimburse the Service Provider for all other reasonable expenses, costs or charges incurred by the Service Provider with relation to data or other transmissions being directed to the Managing Member (including, but not limited to data license fees, and exchange related fees), and communication charges, technology infrastructure allocation charges, or any other fees billed directly, or indirectly, by all Clearers and Counterparties and/or others for services on behalf of the Managing Member. These fees and charges shall be agreed upon prior to any installation or satisfaction of a service request, provided that the Managing Member hereby directs the Service Provider to establish communications and/or technological links to UBS, Jeffries, UBS Securities LLC, New Edge LLC and Citco and/or affiliates thereof and the Managing Member hereby agrees to reimburse the Service Provider for new charges or expenses, if any, incurred thereby. The Fund shall pay such amounts monthly, in addition to the Services Fee, in accordance with the provisions of Section 3.

With respect to communication links, software, and non-Service Provider-produced data and software, the Managing Member hereby understands, agrees and acknowledges that the Service Provider shall have no liabilities whatsoever to the Managing Member as to or arising from such communication links, software or data (e.g. Reuters data, exchange data, telephone and internet service providers). The Service Provider makes no warranties or representations as to the accuracy, timeliness, completeness or use for such links, software or data, or as to their continued service or availability.

c)

Services to be Provided Hereunder. Schedule A identifies the services to be provided hereunder. It is expressly agreed that the duties of the Service Provider and the services to be provided by the Service Provider are limited to those duties and services specifically set forth on Schedule A (as such may be amended in writing by mutual agreement at any time hereafter) and that the Service Provider has no other duties (including, but not limited to, fiduciary or other similar duties) to the Managing Member. The Managing Member hereby agrees and covenants that any and all of its communications with other persons (legal or natural) will not describe the Service Provider’s services and duties in any way that is likely to be misleading.

d)

Corrections. The Managing Member, as well as any applicable agents or beneficiaries thereof, hereby agree to use reasonable efforts upon receipt of reports or other communications to identify errors that it is or they are in a position to identify and to promptly identify any such errors to the Service Provider.

e)

Expense Invoices. All written (pre-approved invoices by the client) for all reimbursable expenses (which are agreed upon in writing between the Service Provider and the Managing Member) incurred by the Service Provider (including the fees, charges and expenses of all independent agents) shall be submitted to the Managing Member on a monthly basis after ascertained and the Fund shall be required to pay by wire transfer, to the account specified by the Service Provider, all such sums owing within ten (10) calendar days after the date such invoice is received; provided, however, that if the Service Provider does not receive payment of all such sums owing by the date due, the Service Provider shall be entitled to receive interest on the unpaid balance of such sums as set forth in Section 7(d) below.

7)	Term and Termination.

a)

Term. The term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2012, in the absence of a termination earlier pursuant to the subsections below, provided that on such date and on each one-year anniversary thereof this Agreement shall automatically renew unless the Managing Member provides the Service Provider written notice of termination at least sixty (60) calendar days’ prior to such date with effect for such date. If due to changes in applicable law it becomes unlawful (as evidenced by an opinion of outside legal counsel, a copy of which shall be provided to the Managing Member) for the Service Provider to carry out one or more of the services and the Service Provider reasonably determines that compliance with such new law could have a material adverse effect (economic, legal, reputational or otherwise) on the Service Provider, then the Service Provider shall be able to remove, in its sole discretion, any such services from Schedule A by providing notice thereof to the Managing Member and the Service Provider shall reduce the Services Fee accordingly. Notwithstanding any of the foregoing, this Agreement may terminate at the Service Provider’s discretion immediately upon termination or expiration of the Systems Purchase and Support Agreement between Reuters America, Inc. and the Service Provider subject to the survival of provisions as set forth in Section 22, unless the Service Provider waives this sentence in writing. The Service Provider intends to pursue reasonable alternatives to terminating this Agreement in the event that such Systems Purchase and Support Agreement is terminated.

b)

Termination by the Managing Member. The Managing Member may, in its sole discretion, terminate this Agreement as at the close of business on any Business Day upon at least sixty (60) calendar days’ prior written notice to the Service Provider. In the event that this Agreement is terminated by the Managing Member for any reason during the first twelve (12) months of the initial term of this Agreement other than material breach by the Service Provider, then the Fund must pay in equal monthly instalments, the greater of (A) the remaining outstanding balance of the annual minimum services fee (that is the sum of the minimum Monthly Services Fee that would be due and payable on a monthly basis through the first twelve (12) months of the initial term of this Agreement) and (B) the Monthly Services Fee, based on the most recently published NAV, that would be due and payable for the following sixty (60) calendar days. Following the completion of the final calculation of the month-end NAV, the service fees applicable to the final sixty (60) calendar days period shall be compared to the payments made for such period. If payments were made in excess of the applicable amount, the Service Provider shall refund such balance. If, instead, there is a remaining balance of service fees owed for that period, the Fund shall pay that amount in full. In the event that this Agreement is terminated by the Fund for any reason following the first twelve (12) months of the initial term of this Agreement other than material breach by the Service Provider, then the Fund shall pay the Services Fees, based on the most recently published NAV, that would be due and payable for the following sixty (60) calendar days. For the avoidance of doubt, the Service Provider shall not publish investor statements or provide audit or tax suppoprt until such payment of estimated amount is received.

In addition, the Managing Member may terminate this Agreement on five (5) days prior written notice to the Service Provider, if:

i)	The Service Provider materially breaches this Agreement and does not cure such breach within thirty (30) days after its receipt of notice thereof;

ii)

The Service Provider (i) goes into liquidation, (ii) becomes bankrupt, (iii) has a receiver appointed over its assets, (iv) is unable to pay its debts as they fall due, (v) commences negotiations with its creditors with a view toward adjustments or rescheduling of its indebtedness or (vi) makes a general assignment of its assets for the benefit of its creditors; or

iii)	The Service Provider takes any corporate or company action or legal proceedings are instituted for the winding-up or dissolution of either of its affairs.

c)

Termination by the Service Provider. The Service Provider may, in its sole discretion, terminate this Agreement as at the close of business on any Business Day upon at least one hundred and eighty (180) calendar days’ prior written notice to the Managing Member; provided, however, that such notice period may be reduced with the written consent of the Managing Member. Notwithstanding the foregoing, if it is determined by the Service Provider that any of the Managing Member or the Fund (i) is in material breach of this Agreement (including, but not limited to for nonpayment pursuant to (d) below) and has failed to cure such breach within thirty (30) calendar days of being requested to remedy it or made a material misrepresentation hereunder, or (ii) is performing or has performed an illegal act, based on the Service Provider’s obtaining an opinion of outside legal counsel assessing the legality of such act or contemplated act a copy of which shall be provided to the Fund (which opinion shall be deemed determinative for the purpose of this provision), (iii) has in any way breached the Permitted User Agreement attached hereto (“PUA”) as Schedule C and the Managing Member has failed to cure such breach pursuant to the terms of such PUA, or (iv) is in breach of Section 15 herein, then in each case the Service Provider shall have the right, in its sole discretion, to terminate this Agreement upon at least five (5) calendar days’ prior written notice to the Managing Member.

d)

Termination By Service Provider For Failure To Pay Services Fee or Other Amounts Due Hereunder or For Cause. If the Managing Member fails to pay any installment of the Services Fee or any other amount due to the Service Provider hereunder, including reimbursements, for a period of three (3) calendar days after such amount is due (i.e., 3 calendar days following the due date, which is 10 calendar days from the date of receipt of the invoice), the Service Provider may, in its sole discretion, terminate this Agreement as of the close of business on any Business Day upon at least five (5) calendar days’ prior written notice to the Managing Member, in addition to the prior invoice notification (which such notice shall be the same and not in addition to any 5-day notice identified in Section 7(c) above). In addition, if the Service Provider does not receive payment of all of the Services Fee by the date due, the Service Provider shall be entitled to receive interest on the unpaid balance of such Services Fee based on the then prevailing Federal Funds Rate (as defined below) plus two per centum (2%) compounded daily from the date such payment was due until such payment is received by the Service Provider, in addition to its ability to act under this Section 7(d); provided, however, that this sentence shall have no applicability and be of no further effect the event of any termination of this Agreement pursuant Section 7(b)(1). For purposes of this Agreement, the “Federal Funds Rate” shall mean a fluctuating interest rate equal to the weighted average of the rate on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the

Federal Reserve Bank of New York, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Service Provider from three Federal Funds brokers of recognized standing selected by it. Also, the Service Provider may in its sole discretion terminate this Agreement for cause upon not less than five (5) calendar days’ notice if the Service Provider notes its material disagreement with one or more of the Managing Member’s or a Fund’s valuation marks or other activities (e.g. fraudulent or illegal) of which the Service Provider is aware, has the necessary information to conclude that such valuation mark is both incorrect and has a material effect on the Fund’s valuations, informs the relevant Fund and the Managing Member of its disagreement and, provides the relevant Fund and the Managing Member in writing with the information upon which it has based its conclusion, after doing so has not received a satisfactory response from the relevant Fund or the Managing Member and, to the extent practicable, has advised and consulted with the relevant auditor.

e)	Payments Upon Termination.

i)

Termination by Either Party. If this Agreement is terminated pursuant to Section 7(b), 7(c) or 7(d) hereof, upon the effective date of any such termination, the Managing Member shall pay the Service Provider by wire transfer, to an account specified by the Service Provider, all fees and expenses, if any, owed to the Service Provider up to and including the date of termination.

ii)

Transfer of Books and Records. As soon as reasonably practicable following the termination of its appointment becoming effective, the Service Provider shall, as directed by the Managing Member, transfer all books and records as are in its possession or control with respect to the Fund, or copies of such information to the extent that it should retain information pursuant to its Data and Back Up Policy and/or other relevant policies, to any replacement service provider or to such other person as the Managing Member may request.

f)

Cooperation with Transfer. Upon expiration or termination of this Agreement, the Service Provider shall use its best efforts to cooperate with the Managing Member and the Fund in the transfer of the Service Provider’s obligations hereunder to the Managing Member, the Fund or its designee.

8)

Non-Exclusivity and Related Activities. The nature of the duties of the Service Provider hereunder shall not preclude the Service Provider from providing services of a comparable or different nature to any other client. Furthermore, nothing herein contained shall prevent the Service Provider or any of its affiliates from contracting or entering into any custodial, financial, banking, technological, or brokerage or other arrangement or transaction with the Managing Member, with any of its competitors, agents, clearers, prime brokers, or counterparts, or any shareholder or beneficiary thereof or any company or entity any of whose securities are held by or for the account of any of the foregoing or from being interested in any such transactions. Also, the Managing Member hereby understands that the Service Provider may have relationships with providers of technology, data or other services to the Managing Member and the Service Provider may receive economic and/or other benefits in connection with the Managing Member’s activities, including, but not limited to its use of technological, communication or other services.

9)	Non-Solicitation. No party shall solicit for employment any of the other parties’ Employees with whom it has had contact during the term of this Agreement without the prior written authorization of the affected party, as applicable. If a party hires any such Employee, without such authorization, said party shall pay the affected party, an amount equal to such Employee’s total first year compensation at the hiring party. “Employee” means any person then employed a party or who has been employed by a party during the immediately prior 180 days.

10)	Publicity.

a)

Neither the Service Provider nor the Managing Member shall distribute any publicity, including press releases, regarding the nature of this Agreement without receiving the prior written approval of the other. Unless directed otherwise in writing, the Service Provider shall be permitted to refer to the Fund as a current or past client.

b)

Notwithstanding the foregoing, the Service Provider acknowledges and agrees that the Fund and the Managing Member are subject to various laws, rules and regulations. The Service Provider agrees that Fund and the Managing Member may make disclosures required by such laws, rules and regulations as it deems appropriate under the circumstances.

11)	Representations, Warranties and Covenants of the Service Provider.

a)	Each of the Service Providers represents, warrants and covenants to the Managing Member that:

i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing thereunder;

ii)	it, and its signatories, have the requisite power and authority to enter into, deliver and perform its obligations under this Agreement;

iii)

it will not by entering into this Agreement (A) be required to take any action contrary to its constitutional documents or any applicable statute, law or regulation of any jurisdiction which would materially limit or materially adversely affect its ability to perform its duties under this Agreement or (B) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

iv)

this is a valid and legally binding agreement enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and

v)

to the extent applicable, it will maintain in full force and effect all registrations, licenses or consents of any governmental entity or other authority that may be required in connection with its activities and will comply in all material respects with all applicable laws, regulations and orders to which it may be subject.

vi)	maintains privacy policies and procedures that comply with applicable laws, rules and regulations;

vii)

maintains a business continuity/disaster plan that is designed to permit the Service Provider to provide the services described in Schedule A in the event of any full or partial disaster and shall provide to the Fund and the Managing Member the executive summary of its most recent business continuity/disaster recovery plan, anti-money laundering policies and privacy policies and procedures, and shall provide the Fund and the Managing Member any updates or amendments thereto; and

viii)	it shall comply with the SAS 70, or its successor, provisions set forth on Schedule B of the Kenmar Administrative Agreement.

b)

Such representations, warranties and covenants shall continue during the term of this Agreement and if, at any time, any event has occurred which would make any of the foregoing representations or warranties not true, the Service Provider shall notify the Fund in writing.

12)	Representations and Warranties of the Managing Member.

a)	The Managing Member represents and warrants to the Service Provider that:

i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing thereunder;

ii)	it, and its signatories, have the requisite power and authority to enter into, deliver and perform its obligations under this Agreement;

iii)

it will not by entering into this Agreement (A) be required to take any action contrary to its constitutional documents or any applicable statute, law or regulation of any jurisdiction which would materially limit or materially adversely affect its ability to perform its duties under this Agreement or (B) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

iv)

this is a valid and legally binding agreement enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

v)

with respect to all of its transactional and related activities, the relevant party(ies) is authorized to enter into such transactions on its behalf or on behalf of the relevant party and (a) it has made its own independent decisions to enter into and negotiate the terms of such transactions and as to whether such transactions are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, it being understood that no communication (written or oral) received from the Service Provider shall be deemed to be advice, assurance or guarantees as to the investment performance or results with respect to any transactions; (b) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such transactions, and it is also capable of assuming, and assumes, the risks of such transactions, and (c) the Service Provider is not acting as a fiduciary for or an adviser to it in respect of such transactions or any of its other activities; and

vi)

to the extent applicable, it will maintain in full force and effect all registrations, licenses or consents of any governmental entity or other authority that may be required in connection with its activities and will comply in all material respects with all applicable laws, regulations and orders to which it may be subject.

b)

Such representations and warranties shall continue during the term of this Agreement and if, at any time, any event has occurred which would make any of the foregoing representations or warranties not true, the Managing Member shall notify the Service Provider in writing.

13)	Independent Contractor; Data.

a)

The Service Provider shall for all purposes herein be deemed to be an independent contractor with respect to the Fund and the Managing Member. The Fund and the Investment Manger hereby understand, agree and acknowledge that in no event shall the Service Provider be deemed to be a general agent, partner or joint venture partner of the Fund or the Managing Member or responsible for any of the Fund’s or Managing Member’s actions, activities or omissions, whether from a risk management, disclosure, compliance, trade allocation, or other perspective. Moreover, the Service Provider acknowledges and agrees that any data provided to the Service Provider by the Fund, the Managing Member or a third party on their behalf shall be owned by and be the property of the Fund or Managing Member, as the case may be. The Fund and the Managing Member each acknowledge and agree that the form of any report produced by the Service Provider’s (or affiliate’s) activities (exclusive of any Fund Data (as defined herein)), and any arrangement, compilation or by-product of such reports, is owned by and the property of the Service Provider (or such affiliate), it being agreed that the Service Provider (or such affiliate) shall not use or publish the data or reports prepared for the Fund or the Managing Member without obtaining the relevant Fund’s consent. The Fund and Managing Member each hereby give such consent to the Service Provider’s use and storage of the data and reports in the ordinary course of its business relating to the Fund or Managing Member. The Service Provider shall grant the Fund and Managing Member a non-exclusive irrevocable internal use license to use and to store the Service Provider’s reports relating to the Fund’s ordinary course of business without incurring any royalties or additional fees for such license and subject to the confidentiality provisions set forth under Section 15 herein.

b)

All Fund Data (defined below) shall remain the property of the Fund. The Fund Data shall not be (i) used by the Service Provider other than in connection with providing the services contemplated by this Agreement, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by the Service Provider, or (iii) commercially exploited by or on behalf of the Service Provider, its employees or agents. The foregoing shall also not prohibit Service Provider from using the Fund Data in tracking and reporting on its customers generally or making public statements about such subjects as its business or industry, provided that neither Managing Member nor the Fund is named in such public statements without their prior written consent. At the Fund’s expense, the Service Provider shall upon written request, promptly return to the Fund, in the format and on the media in use as of the date of request, all, or any requested portion of, the Fund Data; however, the Service Provider may maintain archival copies of any Fund Data, which shall be used by the Service Provider solely for back-up, archival, audit, enforcement of contractual rights, or in connection with fulfilling legal or regulatory obligations. The Service Provider perform data backup in accordance with its then-current policies during the term of this Agreement. The Service Provider shall not disclose or use any Fund Data except for the purposes detailed above and in the course of carrying out its obligations under this Agreement. The Service Provider shall not disclose the Fund Data to its third party service providers without the consent of the Fund. For clarity, disclosure to Service Provider affiliates in connection with the performance of services under this Agreement is expressly permitted. The Service Provider shall ensure that each person or entity to whom or to which the Service Provider may disclose the Fund Data in connection with the Service Provider’s performance of its obligations under this Agreement shall, prior to any such disclosure of information, agree to use or disclosure restrictions sufficient for carrying out the Service Provider’s obligations under this Agreement. The Service Provider shall maintain commercially reasonable information security measures to protect the Fund Data from unauthorized disclosure or use. The Service Provider shall maintain and enforce at all of its locations where the Fund Data is received, accessed, stored, processed, or transmitted, security procedures that provide reasonable security designed to prevent infiltration of or unauthorized access to any and all systems, databases and networks which receive, access, store, process or transmit the Fund Data, including firewall-based protections, virus testing and scanning, intrusion protection and access control with appropriate password and other authentication protections.

“Fund Data” means all data of the Fund provided to the Service Provider by the Fund or any service provider thereof including, but not limited to, data related to securities trades and other transaction data, investment returns, issue descriptive data, market data and the like, and all output and derivatives thereof. For purposes of clarification, “Fund Data” shall include any information received by the Service Provider from (1) the Fund’s clearing broker or trading advisor(s), (2) the managed accounts or other vehicles in which the Fund invests, or (3) any administrator or clearing broker for such managed accounts or other vehicles.

14)	Liability and Indemnification.

a)

Unless the relevant action or omission giving rise to a claim is found by a final determination of an arbitrator, mediator or court of competent jurisdiction, as the case may be, to have resulted primarily from the fraud, gross negligence or willful misconduct of an Indemnified Party (as defined below) in connection with the performance of its duties and obligations under this Agreement, none of the Service Provider, its officers, directors, members, shareholders, employees, affiliates or agents, or any of their respective successors and assigns, (each an “Indemnified Party”) shall be liable to the Managing Member, the Fund or any of their officers, directors, investors, beneficiaries or employees, or any of their successors or assigns, under this Agreement or otherwise for any action taken or omitted by any of them in connection with this Agreement or the business and affairs of the Managing Member or the Fund.

b)

In any event the Indemnified Party’s total liability arising in contract, tort (including but not limited to gross negligence), misrepresentation, restitution or otherwise arising in connection with the performance of this Agreement shall be limited to the greater of: (i) the price paid under the Services Fee under all Services Agreements that the Service Provider has with the Managing Member, its affiliates under common control and the funds they manage (including but not limited to the Fund), for the five (5) years prior to the resolution of any dispute or termination of this Agreement, whichever is the greater; or (ii) USD Five Million.

c)

Except with respect to the indemnification obligations set forth below, neither the Managing Member and the Fund, on the one hand, nor the Service Provider, on the other, shall have any liability to the other for consequential, exemplary, special, incidental or punitive damages incurred in connection with any claim arising out of or relating to this Agreement including, but not limited to loss of business or lost profits.

d)

Unless the action or omission by an Indemnified Party is found by a final determination of an arbitrator, mediator or court of competent jurisdiction, as the case may be, to have resulted primarily from the fraud, gross negligence or willful misconduct of an Indemnified Party in connection with the performance of its duties and obligations under this Agreement, the Fund shall promptly indemnify and hold harmless all Indemnified Parties from and against any and all losses, claims, judgments, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees) and amounts paid in settlement (provided such settlement was approved in writing by the Managing Member, which approval shall not be unreasonably withheld or delayed) of any claims arising out of, or in connection with, any action taken or omitted by any Indemnified Party in connection with this Agreement or the business, actions and affairs of the Managing Member or the Fund and/or arising out of, or in connection, with any delay or failure by the Managing Member to perform its obligations hereunder on a timely basis. In addition, the parties hereby also agree and acknowledge that the Service Provider and its agents and affiliates shall be held harmless and fully indemnified from and against any and all losses, claims, judgments, liabilities, costs, expenses (including, without limitation, reasonable legal fees and expenses) and amounts paid in settlement by the other party(ies) hereto resulting from the Managing Member or the Fund, or any of their agents, knowingly provided the Service Provider any information known by such provider to be false or untrue.

e)

Each Indemnified Party shall be entitled to rely on the advice of the Managing Member’s or the Fund’s legal counsel, accountants and/or other experts or professional advisors, and any act or omission of such Indemnified Party acting in reliance upon such advice will in no event subject him, her, or it to liability to the Managing Member, or its shareholders or interest holders, or any of their respective employees, successors or assigns under the Agreement.

f)

With respect to any claim or action for which indemnification will be sought by an Indemnified Party, such Indemnified Party will promptly, after knowledge of such claim, notify the Managing Member in writing in as much detail as possible as to the existence and nature of the claim, but the failure to so notify shall not relieve the Fund or Managing Member from any liability that it may otherwise have to such Indemnified Party except to the extent that the Managing Member is materially prejudiced or forfeits any substantive rights or defenses as a result of such failure. The Fund will be entitled to participate in such claim and, to the extent desired, to assume the defense thereof with counsel of its choice (except for claims deemed by the Indemnified Party to have the potential to affect the reputation of Indemnified Party), provided that the Indemnified Party may participate in (but not control) such defense. If the Fund does assume the defense of any claim, the Indemnified Party will have the right to undertake the defense of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Managing Member (subject to the right of the Fund to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof).

g)

Consent. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement of any claim that might give rise to liability of the Managing Member without the Managing Member’s written consent, which will not be reasonably withheld, delayed or conditioned. If the Managing Member elects to settle any such claim solely by the payment of monetary damages, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Fund to the Indemnified Party will be limited (except for claims deemed by the Indemnified Party to have the potential to affect the reputation of Indemnified Party), to the amount offered as monetary damages by the Managing Member in such compromise or settlement. Any reasonable expenses (including legal costs) incurred by an Indemnified Party in defending any claim, demand, action, suit, or proceeding shall, from time to time, be paid by the Fund prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Managing Member of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as provided in this Section 12

h)

After any final judgment or award shall have been rendered by a tribunal, administrative agency or court of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the parties to the dispute shall (subject to the terms of this Agreement) have arrived at a mutually-binding agreement with respect to each separate matter subject to indemnity hereunder, the Indemnified Party shall forward to the Managing Member notice of any sums due and owing it pursuant to this Agreement with respect to such matter and the Managing Member shall be required to pay all sums owed by it to the Indemnified Party within ten (10) Business Days after the date of such notice.

15)

Training. The Fund shall reimburse the Service Provider for all (pre-approved in writing) reasonable, out-of-pocket travel-related costs reasonably incurred in connection with the Service Provider training the Managing Member’s personnel to use and operate the Trade Capture System trade-entry software (or a successor technological system) if such training requires travel outside of the New York area.

16)

Permitted User Agreement; Systems. The Managing Member hereby agrees that the terms of the Permitted User Agreement attached hereto as Schedule C (“Schedule C”) shall apply to its use of certain software owned by Reuters America, Inc. or its affiliates and licensed to the Service Provider, and the terms of that Schedule C are included herein in full by reference. The Managing Member also acknowledges and agrees that the Service Provider may in its sole discretion at some future date determine that a system other than the Reuters system should be used. If the Service Provider makes such a determination and signs an agreement for another technological provider’s system to be used in place of the Reuters system, then, upon notice to the Managing Member, all references in this Agreement to Reuters and its system shall be deemed to be references to such other company and system as identified by the Service Provider.

17)	Intentionally left blank

18)	Books and Records; On-site Visits.

a)	The Service Provider shall make and keep the following books and records of the Fund:

i)

An itemized daily record of each Investment transaction of the Fund, showing the transaction date, quantity, Investment, and, as applicable, price or premium, delivery month or expiration date, whether a put or a call, strike price, underlying contract for future delivery or underlying physical, the futures commission merchant carrying the account and the introducing broker, if any, whether the commodity interest was purchased, sold, exercised, or expired, the gain or loss realized, and any commission or give-up fee. “Investments” means any financial instruments traded by the Fund or an investment fund or a managed account in which the Fund is invested or any investment manager for any of the foregoing, including but not limited to securities, indices, commodities, futures contracts, forward contracts, foreign exchange commitments, swap contracts, spot (cash) commodities and other items, options on any of the foregoing, and any rights pertaining to the foregoing contracts, instruments or investments throughout the world.

ii)	A journal of original entry or other equivalent record showing all receipts and disbursements of money, securities and other property.

iii)

A subsidiary ledger or other equivalent record for each member or shareholder of the Fund showing the member’s or shareholder’s name and address and all funds, securities and other property that the Fund received from or distributed to the member or shareholder.

iv)	Adjusting entries and any other records of original entry or their equivalent forming the basis of entries in any ledger.

v)	A general ledger or other equivalent record containing details of all asset, liability, capital, income and expense accounts.

vi)	Cancelled checks, bank statements, journals, ledgers, invoices, computer generated records, and all other records, data and memoranda prepared or received in connection with the operation of the Fund.

b)	The Service Provider shall maintain the books and records set forth in Section 17(a) above at Service Provider’s Harrison facilitylocated at 1 South Road, Harrison, NY 10528.

The Service Provider shall notify the Managing Member immediately if it changes the location at which any of the books and records set forth in Section 17(a) above are maintained.

c)

In the event of a request to the Fund or the Managing Member by the Commodity Futures Trading Commission (“CFTC”), National Futures Association (“NFA”), United States Department of Justice, Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”) or any other agency authorized to review any of the books and records specified in Section 17(a) above in accordance with the Commodities Exchange Act (“CEA”), the Advisers Act, and CFTC and SEC regulations or other applicable law, the Service Provider shall, within one (1) Business Day following receipt of a written request from the Managing Member, provide the originals of any of the books and records set forth Section 17(a) above to the Managing Member at the Managing Member’s main office. The Service Provider shall make available the books and records set forth in Section 17(a) above to:

i)

representatives of the CFTC, NFA, United States Department of Justice, SEC, FINRA or any other agency authorized to review any such books and records in accordance with the CEA, the Advisers Act, and CFTC and SEC regulations or other applicable law for inspection and copying during normal business hours and, upon request of any of the foregoing, copies must be sent by mail within one (1) Business Day; and

ii)

members or shareholders in the Fund for inspection and copying during normal business hours and, upon request, copies must be sent by mail to any member or shareholder within five (5) Business Days, provided that such request is made in accordance with, and subject to, the terms of the Fund’s limited liability company operating agreement or articles of association, as the case may be, as determined by the Managing Member, including without limitation that (i) reasonable reproduction and distribution costs are paid by such member, and (ii) the request is for a purpose reasonably related to the Fund’s business and/or the member’s interest in the Fund(as determined by the Managing Member).

d)

The Service Provider shall notify, to the extent permitted by applicable law, the Fund and the Managing Member immediately in writing in the event that the Service Provider receives a request pursuant to Section 17(c) above, and shall provide the Fund and the Managing Member with (i) a written description of the books and records reviewed and (ii) copies of all documents reviewed or provided to such persons.

e)

The Service Provider shall maintain all of the books and records set forth in Section 17(a) above for a period of at least seven (7) years after termination of this Agreement. Upon request by the Fund, the Service Provider shall deliver copies of such documents to duly-appointed successors to the Service Provider upon termination of this Agreement.

f)

The Service Provider agrees that each of the Fund and the Managing Member shall have the right, upon submitting reasonably advance written notice to the Service Provider, to review or allow its agent to review during normal business hours the books and records set forth in Section 17(a) above; provided that such review shall be limited in access and scope to avoid exposure to any confidential information relating to the Service Provider or its other clients; and provided further that such review shall not limit the reasonable access of the Fund’s auditors to the Fund’s accounting books and records.

19)	Confidential Relationship.

a)

Except as contemplated by this Agreement or as otherwise required or requested by law, regulation or legal process, the Managing Member and the Service Provider shall, and shall cause its employees to, treat non-public information pertaining to the business affairs of each other, including, but not limited to each other’s software capabilities, technical, technological and operational information, know-how, processes, methods and marketing and business plans, as confidential and shall not disclose such information to any persons. Except as otherwise required or requested by law, regulation or legal process or except as otherwise agreed to, the Service Provider and the Managing Member each agree to treat the terms and conditions and existence of this Agreement and the services to be provided by the Service Provider hereunder as confidential and not to disclose any such terms and conditions to any persons other than directors, officers, members, auditors, legal advisers or other authorized agents of the Service Provider, or the Managing Member, as the case may be; provided, however, that the Service Provider upon the prior consent of the Managing Member shall have the right to identify the Managing Member in connection with its marketing-related activities and in its marketing materials as a client of the Service Provider; and provided further that the Managing Member upon the prior consent of the Service Provider (which consent shall not be unreasonably withheld) shall have the right to identify the Service

Provider and to describe the services provided by the Service Provider and the material terms of this Agreement in the offering documents, due diligence questionnaire and marketing-related documents of the Fund and the Managing Member.

b)

Neither the Managing Member nor the Service Provider shall use any confidential information owned by or belonging to the other to create or redistribute any computer software program, materials, methods, processes or output that are substantially similar to the software, materials, methods, processes or output owned by or belonging to the other party. Neither the Managing Member nor the Service Provider shall copy, reverse engineer, disassemble or decompile, or otherwise attempt to derive the source code for the software owned by the other party.

20)

Assignment. This Agreement may not be assigned by any of the parties without the express prior written consent of each of the other parties hereto, which consent may be given or withheld in their sole discretion.

21)

Successors. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective legal representatives, heirs, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22)

Irreparable Harm. Each party hereto acknowledges and agrees that the other party will be irreparably harmed in the event that such party breaches Section 19 and that monetary damages alone cannot fully compensate the non-breaching party for such harm. Accordingly, each party hereto hereby agrees that the non-breaching party shall be entitled to injunctive relief to prevent or stop breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the requirement of posting any bond.

23)	Amendment or Modification. This Agreement may not be amended or modified except by the written consent of all of the parties hereto.

24)

Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by overnight courier, (iv) by any confirmed facsimile or (v) by any confirmed electronic mail, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Service Provider:

GlobeOp Financial Services LLC

One South Road

Harrison, New York 10528

United States of America

Attention: General Counsel

Tel: +1 914.670.3600

Fax: +1 914.670.3961

e-mail: legalnotices.ops@globeop.com

If to the Managing Member:

Kenmar Group Inc.

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Tel: +1 914.307.7020

Fax: +1 914.307.4045

e-mail: legaldept@kenmar.com; Fundadmin@Kenmar.com

If to the Fund:

KMP Futures Fund I LLC

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Tel: +1 914.307.7020

Fax: +1 914.307.4045

e-mail: legaldept@kenmar.com; Fundadmin@Kenmar.com

25)

Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any events occurring or matter arising while this Agreement was in effect, including but not limited to the survival of (i) Schedule C and (ii) Sections 3, 6 (including in connection with the Managing Member’s nonpayment, or late payment, of amounts due hereunder), 8, 9, 13, 14, 18, 19 (with respect to Section 19, for a period of one year from the date of termination of this Agreement except with respect to provisions pertaining to intellectual property which shall survive in perpetuity), 25, 26, 27, 28 and 30 hereof, unless the Service Provider waives this sentence in writing.

26)

No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

27)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law principles).

28)

Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation, the parties agree (i) to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration in connection with this Agreement, (ii) if the mediation called for in clause (i) above is unsuccessful in resolving the dispute, such dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of the Agreement, shall be resolved by arbitration in New York City conducted in the English language by three arbitrators (one selected by the Service Provider, one selected by the Managing Member and the third selected by the two party-designated arbitrators) pursuant to the Commercial Arbitration Rules of the American Arbitration Association, save that, unless the parties agree otherwise, neither party shall be required to give the general discovery of documents, but may be required to produce only specific, identified documents which are relevant to the dispute; (iii) to waive any rights to litigation and any rights they might otherwise have to a trial, or trial by jury; and waive any immunities, including but not limited to sovereign immunity, which may otherwise apply; and (iv) that such dispute, any and all resolution or arbitration procedure(s), and any findings or results shall be held strictly confidential.

29)

Force Majeure. If the Service Provider is prevented or delayed from performing any of its obligations under this Agreement by reason of a natural or man-made disaster or other acts of God, armed conflict, act of terrorism, riot, or labor disruption, sabotage, strikes or changes in applicable law (in such case which makes performance impossible or unlawful), or sustained disruption in communications or the Service Provider’s systems, or other events or circumstances beyond the Service Provider’s control, then the Service Provider shall notify the Managing Member of such event or circumstance and of the obligations the performance of which is thereby delayed or prevented, and the Service Provider shall thereupon be excused the performance or punctual performance, as the case may be, of such obligations for so long as the relevant event or circumstance of delay or prevention may continue provided, however, that the Service Provider shall use its reasonable endeavors to mitigate the disruption of its services under this Agreement and to restore usual services as soon as possible.

30)

Intellectual Property. The Managing Member agrees not to remove or obliterate any copyright, trade or service mark or other proprietary rights notices of GlobeOp from any GlobeOp materials. The Managing Member further agrees to reproduce any and all such notices used in GlobeOp materials, including, but not limited to the GlobeOp marks, and attribute all GlobeOp names, trade and service marks to GlobeOp in the Managing Member’s use of such names, trade and service marks.

31)	Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

32)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

33)

Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby and shall remain enforceable to the fullest extent permitted by law.

34)

Entire Agreement. This Agreement and the schedules hereto constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise in relation to such matters, shall be binding upon the parties hereto.

*        *        *

IN WITNESS WHEREOF, this Middle/Back Office Services Agreement has been executed for and on behalf of the undersigned the day and year first above written.

GLOBEOP FINANCIAL SERVICES LLC

By:	/s/ Andrea L. Dulberg
	Name:	Andrea L. Dulberg
	Title:	Member of the Management Committee

By:	/s/ Elizabeth K. Krumeich
	Name:	Elizabeth K. Krumeich
	Title:	Authorized Signatory

KMP FUTURES FUND I LLC

By:	KENMAR PREFERRED INVESTMENTS CORP.,
as Managing Member

By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President
and Chief Operating Officer

By:	KENMAR PREFERRED INVESTMENTS CORP.,
as Managing Member

By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President
and Chief Operating Officer

SCHEDULE A

Confidential

List of Middle- and Back-Office Services

The Managing Member and its affiliates understand, acknowledge and agree that the Service Provider’s ability to perform the Services set forth below is subject to the terms of the Agreement and the Service Provider’s timely receipt of all necessary information from the necessary persons, including, but not limited to, the Managing Member, the Fund(s), their prime brokers, and clearers, and the receipt of such information in an accurate and complete form in an electronic file format acceptable to the Service Provider.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.	Obtain and maintain static product and counterparty data including security master files and counterparty specifications for net open (non-intercompany) positions.

2.

Provide support of applications during the Service Provider’s local business hours during the Service Provider’s Business Days[3] for systems used by the Service Provider to provide the services described herein to the Managing Member, including server links between the Service Provider and the Managing Member and including “1st level support”[4] for Thomson Reuters Kondor+TM or Trade@ccess+™ systems (other than risk functionality systems) or a successor technological system (the “Trade Capture System”), provided that, for the avoidance of doubt, the Service Provider will not support the Managing Member’s (or the Fund’s) hardware, platform system, or similar technological system.

3.	Install and maintain an electronic link, where possible, from the Service Provider (or an affiliate thereof) to the specified prime broker or clearer.

4.

Provide the requisite transaction information entered or up-loaded by the Managing Member or Trading Advisors into the Trade Capture System to the relevant prime broker or clearer. Perform the requisite daily reconciliation of transaction information entered by the Managing Member or Trading Advisors into the portfolio accounting management system, currently Advent Geneva® or a successor technological system (the “Portfolio Management System”) to the relevant prime broker or the clearer on each Business Day for the Managing Member and or trading advisors to review generally by 8:00 am EST on trade date + 1 business day, contingent upon the timely receipt of third party data.

5.

For exchange-traded products, perform position reconciliations of the Portfolio Management System versus the prime broker or clearer information on each Business Day for the Managing Member and or trading advisors to review generally by 8:00 am EST on trade date + 1 business day contingent upon the timely receipt of third party data.

[3]	The term “Business Day” shall mean days which commercial banks are open for business in New York, New York, unless such days are weekends or holidays in such jurisdictions.
[4]

“1st level support” means support for the Trade Capture System that involves deal capture and trade processing functionality (but not market risk functionality) to the extent that the agreement between Reuters and the Service Provider permits such support.

6.

Daily unreconciled flash report, generally by 8 pm EST on trade date (contingent upon the timely receipt of third party data) which provides a rate of return report in the format specified by the Managing Member for each managed account and investor on a Gross and Net basis for daily rate of return (“ROR”), period to date ROR, month to date ROR, and year to date ROR, including US publicly registered funds.

7.

Daily unreconciled data reporting, on each business day generally by 8pm EST on trade date (contingent upon the timely receipt of third party data) providing the below data, across all managed accounts (master) and all investors (feeders).. The data points are at both the Master and then pro-rata for all feeder investors.

a.	Currency exposure

b.	Master and Feeder NAV

c.	Fund Trading Level

d.	Daily Margin by instrument

e.	Daily OTE by instrument

f.	P&L daily / MTD

g.	Positions

h.	Rate of Return, daily / MTD both Net and Gross.

i.	Rate of Return for the last 30 business days, which includes the effect of corrections, cancellations, as of trades and expense allocations including management and incentive fees, reconciled data.

j.	Compliance 11 format file, which lists all distinct investments across the managed accounts on an open position trade date basis.

8.

Daily reporting, on each business day generally by 5am EST on trade date +1 (contingent upon the timely receipt of third party data) providing the below reports, across all managed accounts (master) and all investors (feeders).. The reports are at both the Master and then pro-rata for all feeder investors. Margin numbers will use initial margin, until the margin numbers are available and the reports affected by margin are updated by 9:30am on trade date +1.

a.	Cash Monitor report (uses margin)

b.	Violation report (uses margin)

c.	Liquidation report (uses margin)

d.	P&L report

e.	Rate of return reports

f.	Margin to trading level, including averages for last 90 trading days. (uses margin)

g.	Trade Blotter

h.	Consolidated and or by master fund pro-rata position reporting.

i.	15 Day rolling position report by master fund pro-rata position reporting.

j.	Positions per $mm by master fund pro-rata position reporting.

k.	Required UCITS reporting, which includes

i.	Reports a-h above

ii.	Position extract summary

iii.	Confirmation of capital activity / holdings

iv.	Comparison of estimated NAV to Final NAV per investment in each master fund

9.

Perform OTC Derivative position reconciliations of the Trade Capture System versus the counterparty each business day for the Managing Member to review, generally by 11:00 am EST on trade date + 1 business day (contingent upon the timely receipt of third party data).

10.

For exchange-traded products and OTC Derivatives, perform cash balance reconciliations of the Trade Capture System and/or the Portfolio Management System including margin calls versus the prime broker or clearer information on each Business Day for the Managing Member to review by generally 11:00 am EST on trade date + 1 business day (contingent upon the timely receipt of third party data).

11.

Submit information regarding the necessary security and cash movements for collateral or margin requirements for such Business Day to the Managing Member for its review, approval and instructions to transmit the necessary wire information to the necessary clearer or other agent once approved and/or authorized by the Managing Member. Each business day generally by 11:00:am on T+1 business day (contingent upon the timely receipt of third party data), reconcile the collateral and or margin account balances held with/or against the counterparty.

12.

Check Confirmations, on paper or electronically, under International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements only to (1) confirm that they are under an ISDA Master Agreement and (2) review any Confirmation under an ISDA Master Agreement for its basic economic terms (as compared against the basic economic terms input into the Trade Capture System) solely against a form of Confirmation template provided to the Managing Member. If the Confirmation omits information or contains additional terms beyond such Confirmation template, then the Managing Member acknowledges and understands that the Managing Member takes sole responsibility to resolve any such issues and to determine whether or not such additional terms could impact the position, economically or otherwise. The Service Provider is not assuming any responsibility to review, analyze or provide advice concerning the provisions or terms of any of the Managing Member’s or the Fund’s master agreements, other confirmations, portions of ISDA Master Agreement confirmations that differ from the approved template, or other agreements. Maintain a database to track “cc:” copies of paper Confirmations under ISDA Master Agreements to transmit periodic reports to the Managing Member of unexecuted

Confirmations. Such confirmations shall not include non-deliverable forward confirmations. In the alternative the Service Provider may receive information from third party electronic confirmation platforms.] Provide payment information with respect to payments due on each Business Day under ISDA Master Agreements to the Managing Member for review, approval and instructions to transmit the necessary wire information to the necessary clearer or other agent, if authorized by the Managing Member.

13.	Provide reset reports (e.g. floating swap reset reports) each Business Day to the Managing Member to review.

14.

After receiving the Managing Member’s pricing procedure instructions with respect to each of the Fund’s types of outstanding positions, complying with such pricing procedures to collect from data vendor sources designated by the Managing Member the pricing as to the open positions on each outstanding position on each Business Day, provided that (i) pricing procedures include the relevant type of position and such source has a current price at or about such time and (ii) the Service Provider has access to the necessary vendor source at such time.

15.

Provide estimated profit and loss reports each Business Day based on the Managing Member’s pricing and positions entered by the Managing Member or Trading Advisor’s in the Trade Capture System to the Managing Member for review

16.

Enter and release on JPM Chase access system approved payments by the Managing Member of fund expenses for payment on a daily basis as needed. Prepare and obtain the Managing Members signature on movements of cash amongst clearing accounts and bank account of the Fund, and transmit said instruction to the clearing firms and banks as required on a daily basis.

Loan Operations’ Services

17.	Provide trade processing support for loan transactions consisting of trade entry and tracking of associated loan documentation.

18.	Provide asset servicing support related to loan positions including liaising with loan agent on various aspects of loan maintenance and reconciliation.

19.

Provide payment information to the Managing Member for review through the usage of the Service Provider’s wire application with respect to loan payments such as fundings, drawdown’s and other life cycle events.

20.	Obtain and maintain static data on loan facilities subject to receipt from agent bank(s).

21.	Provide loan information reporting (e.g. trade blotter each Business Day, market value position report, loan contract position report) to the Managing Member to review.

22.	Provide loan total return swap (“TRS”) servicing via loan processing application including monthly reset reconciliation and position, accrual reconciliation.

23.	Contact agent bank(s) in effort to perform independent confirmations of loan positions year-end.

Audit, Financial Statement and Tax Reporting:

24.

GlobeOp to provide standard reports from the Geneva general ledger accounting system to facilitate the Audit, Financial Statement and Tax Reporting preparation process. Such standard reports include, but are not limited to:Trial Balance, Profit and Loss, Cash & Transaction History, Purchase/Sales and Realized Gain/Loss reports.

SCHEDULE C

PERMITTED USER AGREEMENT

As used in this Permitted User Agreement (this “PUA”), the terms “Client Software” and “Software” refer to software owned by Reuters America, Inc. or its affiliates and sublicensed by the Service Provider to the Company. For the purposes of this PUA, the term “Company” shall mean Kenmar. “Documentation” means the Reuters-provided documentation relating to the Client Software and Software.

1.

The Service Provider grants the Company a non-exclusive, non-assignable limited license to access the Software. The Company shall be entitled to access the Client Software only via the Internet access, or other means of access as provided by or agreed with the Service Provider.

2.

The Company acknowledges that the Software is proprietary software of Reuters America, Inc. and/or other companies that are direct or indirect subsidiaries of Reuters Group PLC (hereinafter “Reuters”), and that Reuters retains all copyright, trade secrets, and patent and other intellectual property rights in and to the Software.

3.

The Company shall not use the Software in violation of any applicable securities laws or regulations, or in violation of any applicable rules or policies of any exchange. The Company shall be responsible for obtaining such consents as may be necessary to comply with any such laws, regulations, rules or policies. The Company shall indemnify and hold the Service Provider and Reuters harmless from all damages suffered by them as a result of any violation by the Company of the provisions of this Section 3. The Company acknowledges that this PUA may be promptly terminated upon any violation by the Company of the provisions of this Section 3.

4.	The Company shall be entitled to make up to two (2) copies of any items of Client Software for archival purposes, which copies shall be subject to the terms of this PUA.

5.	Except as expressly set forth herein, the Company shall not copy, adapt, reverse engineer, decompile, disassemble or modify, in whole or in part, any of the Software.

6.	The Company shall not make available or distribute the Software to any other person, whether by assignment, sublicense or otherwise.

7.

The Company shall not use the Software to operate in a timesharing, outsourcing or service bureau environment, or in any way allow third parties, other than independent contractors working at the Company’s premises and at the direction and under the supervision of the Company, to use or access the Software.

8.	The Company shall not, without the prior written consent of the Service Provider, remove the Software from the premises at which the Company carries on business from time to time to another location.

9.	The Company shall not conceal or remove any proprietary notices inserted or affixed in or to any of the Software.

10.

The Company acknowledges that upon any breach by the Company of the terms of Section 3, 4, 5, 6, 7, 8 or 9 above, the Service Provider and/or Reuters shall be entitled to terminate the license to use the Software granted by the Service Provider to the Company hereunder.

11.

In consideration of the support charges to be paid by the Company, the Company shall be entitled to receive any new release of the Software that corrects any material and reproducible failure of any component of the Software to perform in accordance with any specifications provided by the Service Provider to the Company (the “Errors”). The Company will be bound to implement any new release that corrects any Errors within three (3) months, failing which neither the Service Provider nor Reuters will be responsible for any damages arising from the failure to implement the new release.

12.

If a previous release of the then current version of the Software is declared obsolete or withdrawn from sale, neither Reuters nor the Service Provider has any obligation to provide software support for the release that has been declared obsolete or withdrawn from sale after the expiry of one (1) year following the date of the relevant notice.

13.

If an entire software product has been declared obsolete or withdrawn from sale, neither Reuters nor the Service Provider has any obligation to provide software support for such product following the expiration of two (2) years from the date of the relevant notice.

14.	Implementation of any new version/release of the Software may require the Company to upgrade at its sole cost the Designated Environment (as hereinafter defined) on which the Software is used.

15.

The Company shall be bound to pay the Service Provider and/or Reuters at their current rates from time to time for any services to be provided by them for the integration and installation of the Software, including the integration and installation of any new version/release to be provided to the Company from time to time.

16.

The software support charges to be paid by the Company will not include the cost of any enhancements to the Software. Any such enhancements that may be made to the Software from time to time will be provided at such prices and on such terms as may be established by Reuters or the Service Provider from time to time.

17.

The Company shall be responsible, at its own expense, for providing, operating and maintaining the server and workstation hardware, the system software and the network infrastructure (all of which is hereinafter collectively referred to as the “Designated Environment”) required for the use and operation of the Software. The Designated Environment shall meet the specifications that may be prescribed by the Service Provider and/or Reuters from time to time for the operation of the Software.

18.	The Company will pay the license fees identified in the Services Agreement for the license to use the Software granted by the Service Provider to the Company hereunder.

19.	The prices set forth herein are exclusive of communication costs, Exchange or other third party fees and taxes.

20.

The Company shall reimburse the Service Provider and/or Reuters, as applicable, for any costs reasonably incurred by them for the delivery and installation of any of the Software, including transportation costs and insurance, but excluding any lodging costs.

21.

If the Company requests the Service Provider and/or Reuters to provide any services other than the services described in Section 11 above, the Service Provider and/or Reuters, as applicable, will invoice the Company for any such services at their then current rates.

22.

“Confidential Information” shall mean the Documentation and the terms and conditions of this PUA. Notwithstanding the foregoing, Confidential Information shall not include information: (a) already known to the receiving party at the time of disclosure except to the extent unlawfully appropriated; (b) which, at or after the time of disclosure, becomes generally available to the public other than through an act or omission of the receiving party; (c) developed by the receiving party other than through the use of Confidential Information received from the other party; or (d) received from a third party free to make such disclosure without breach of any legal obligation. The Company acknowledges the confidential and proprietary nature of the Confidential Information and agrees that it shall not reveal or disclose any Confidential Information for any purpose to any other person, firm, corporation or other entity, other than its employees with a need to know such Confidential Information to perform employment responsibilities consistent with this PUA. The Company shall safeguard and protect the Confidential Information from theft, piracy or unauthorized access in a manner at least consistent with the protections the Company uses to protect its own confidential information. Nothing in this Section 22 shall in any way limit the Company’s obligations under Section 17 of the Services Agreement between the Company and GlobeOp Financial Services LLC.

23.

The Company shall notify the Service Provider immediately upon discovery of any prohibited use or disclosure of the Software or any other Confidential Information, or any other breach of this PUA by the Company, and the Company shall fully cooperate with the Service Provider and Reuters to help regain possession and control of the Software and prevent the further prohibited use or disclosure of the Software.

24.

REUTERS EXPRESSLY DISCLAIMS, AND THE PERMITTED USER HEREBY EXPRESSLY WAIVES, ALL WARRANTIES, REPRESENTATIONS, CONDITIONS, COVENANTS OR UNDERTAKINGS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. REUTERS DOES NOT WARRANT THAT THE SOFTWARE WILL MEET THE PERMITTED USER’S REQUIREMENTS OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ERRORS IN THE SOFTWARE WILL BE CORRECTED.

25.

IN NO EVENT SHALL REUTERS BE LIABLE TO THE PERMITTED USER FOR ANY DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

26.	The Company shall indemnify the Service Provider and Reuters for any damages incurred by them as a result of:

a.	any misrepresentation or breach of warranty by the Company contained in this PUA;

b.	any breach of the Company’s obligations under this PUA; or

c.

any claim related or arising out of a financial transactions brought by any third party against Reuters or the Service Provider based on the use by the Company of the Software, unless such claim is found by a final determination of a court of competent jurisdiction to have resulted from or out of the gross negligence or willful misconduct of Reuters or the Service Provider.

27.

The Company acknowledges that this PUA shall terminate if the Systems Purchase and Support Agreement made between Reuters and the Service Provider terminates for any reasons and in addition that this PUA may be terminated immediately upon written notice to the Company if the Company is in breach of any provision of this PUA.

28.

This PUA comprises the entire agreement between the parties regarding the subject matter hereof and supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties relating to this PUA.

29.

This PUA will be governed by and construed in accordance with the laws of the State of New York. The parties hereby consent to the jurisdiction of the courts of the State of New York for the purpose of any action or proceeding brought by either of them in connection with this PUA.

30.	The Company acknowledges and agrees that Reuters is an express third party beneficiary of this PUA and that Reuters may enforce this PUA in its own name against the Company.

Schedule D

a.	Investor Analytics LLC

b.	MeasureRisk

c.	Clients of the managed account platform

d.	Irvena